10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Funds' 10f-3 procedures for the period August 1, 2002 through January 31, 2003.

There were no 10f-3 transactions for either the Evergreen quity Index Fund nor the Evergreen Strategic Value Fund.